Exhibit 6.19

BLOCKSTACK

APP REVIEWER AGREEMENT

This App Reviewer Agreement (“Agreement”) is made and entered into as of February   , 2019 (“Effective Date”) between Blockstack PBC, a Delaware public benefit corporation (“Blockstack”), and                                       , a                                       with its principal pace of business at                                       (“Reviewer”). The parties agree as follows:

1.              SERVICES AND CONSIDERATION. Reviewer will perform the services described in Exhibit A (the “Services”) for Blockstack (or its designee) and Blockstack will pay Reviewer the consideration described in Exhibit A in the manner described in Exhibit A for Reviewer’s performance of the Services.

2.              TERM AND TERMINATION

2.1       Term. The term of this Agreement (the “Term”) commences on the Effective Date and will continue until termination as provided below.

2.2       Termination. Blockstack may terminate this Agreement by giving 30 days’ prior written notice to Reviewer. Blockstack may terminate this Agreement immediately and without prior notice if (a)Reviewer refuses to or is unable to perform the Services or (b) Reviewer is in breach of any material provision of this Agreement that is not cured within 15 days after Blockstack’s provision to Reviewer of written notice of such material breach.

2.3       Survival. Upon termination, all rights and duties of the parties toward each other cease except that:

(a)         Within 30 days of the effective date of termination, Blockstack will pay all amounts owing to Reviewer for Services or Reviewer will return to Blockstack any amount paid to Reviewer as a retainer that is not owed against Services; and

(b)         Sections 2 through 6 survive termination of this Agreement.

2.4       Return of Materials. Upon termination of this Agreement or Blockstack’s earlier request, Reviewer will deliver to Blockstack all of Blockstack’s property and Blockstack confidential or proprietary information in Reviewer’s possession or control.

3.              WARRANTIES

As an inducement to Blockstack entering into and consummating this Agreement, Reviewer represents, warrants, and covenants as follows:

3.1       Enforceability; Organizational Representations. This Agreement constitutes a valid and binding obligation of Reviewer that is enforceable in accordance with its terms. If Reviewer is an entity: (a) Reviewer is duly organized, validly existing, and in good standing in the jurisdictions in which it operates and (b) the execution and delivery of this Agreement by Reviewer and the transactions contemplated in this Agreement have been duly and validly authorized by all necessary action on the part of Reviewer.

3.2       No Conflict. The entering into and performance of this Agreement by Reviewer does not and will not: (a) violate, conflict with, or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien, or encumbrance to which Reviewer is a party or by which it or any of Reviewer’s property is or may become subject or bound, or (b) violate any applicable law or government regulation. Reviewer will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation, or encumbrances that will conflict with the full enjoyment by Blockstack of its rights under this Agreement.

3.3       Noninfringement. Nothing contained in the Services, delivered in connection with the Services, or required in order for Reviewer to create and deliver the provide the Services under this Agreement does or will infringe, violate, or misappropriate any intellectual property rights of any third party.

3.4       No Pending or Current Litigation. Reviewer is not involved in litigation, arbitration, or any other claim and knows of no pending litigation, arbitration, other claim, or fact that may be the basis of any claim regarding any of the materials Reviewer has used or will use to provide the Services.

3.5       Services. The Services will be performed (a) in a good, timely, competent, professional, and workmanlike manner by qualified personnel, and (b) consistent with the specifications, rules and restrictions described on Exhibit A.

4.              INDEMNIFICATION. Reviewer will indemnify, defend, and hold harmless Blockstack and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs, and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with any third party claim alleging: (a) any negligent, reckless, or intentionally wrongful act of Reviewer or Reviewer’s assistants, employees, or agents, (b) any breach by Reviewer or Reviewer’s assistants, employees, or agents of any of the covenants, warranties, or representations contained in this Agreement, or (c) any failure of Reviewer to perform the Services in accordance with all applicable laws, rules, and regulations.

5.              LIMITATION OF LIABILITY. IN NO EVENT WILL BLOCKSTACK BE LIABLE TO REVIEWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER BLOCKSTACK WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT WILL BLOCKSTACK’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY BLOCKSTACK TO REVIEWER UNDER THIS AGREEMENT FOR THE SERVICES OR DELIVERABLES GIVING RISE TO THAT LIABILITY.

6.              MISCELLANEOUS

6.1       Independent Contractor. It is the express intention of the parties that Reviewer perform the Services as an independent contractor. Nothing in this Agreement will in any way be construed to constitute Reviewer as an agent, employee, or representative of Blockstack. Without limiting the generality of the foregoing, Reviewer is not authorized to bind Blockstack to any liability or obligation or to represent that Reviewer has any authority to do so.

6.2       Assignment and Subcontractors. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Reviewer, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Blockstack. Blockstack may freely assign, transfer or delegate this Agreement. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

6.3       Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth below. Either party may change its address for notices by notice to the other party given in accordance with this Section. Notices will be deemed given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

6.4       Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of the party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice the party’s right to take subsequent action. Exercise or enforcement by either party of any right or remedy under this Agreement will not preclude the enforcement by the party of any other right or remedy under this Agreement or that the party is entitled by law to enforce.

6.5       Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful, or unenforceable to any extent, the parties will endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on an amendment, the invalid term, condition, or provision will be severed from the remaining terms, conditions, and provisions of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

6.6       Confidentiality of Agreement. Reviewer will not disclose any terms of this Agreement or any confidential or proprietary information provided by Blockstack to Reviewer in connection with this Agreement to any third party without the consent of Blockstack, except as required by applicable laws.

6.7       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and together will constitute one and the same agreement.

6.8       Governing Law. The internal laws of New York, but not the choice of law rules that would result in the application of the laws of another jurisdiction, govern this Agreement. To the extent that any lawsuit or claims arises under this Agreement, the parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in New York.

6.9       Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

6.10                  Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

6.11                  Integration. This Agreement and all exhibits contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to said subject matter. Reviewer represents and warrants that Reviewer is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement will control unless otherwise expressly agreed by the parties in such exhibit or schedule. No terms, provisions, or conditions of any purchase order, acknowledgement, or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties, or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to these terms, provisions, or conditions. This Agreement may not be amended, except by a writing signed by both parties.

BLOCKSTACK PBC

Name:	Name:

Title:	Signature:

Signature:	Address for Notice:	101 W 23rd St #224, New York, NY 10011

Address for Notice:

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EXHIBIT A

Services and Compensation

1.                                      Services. Services include, but are not limited to, the following app reviewing services:

(a)         Account creation and outreach to registered app mining participants as provided by Blockstack on a monthly basis;

(b)         User review of certain decentralized apps submitted to Blockstack’s app mining program (or its successor designated by Blockstack) using the following criteria:

(i)                       Usability;

(ii)                    Utility;

(iii)                 Credibility;

(iv)                Desirability; and

(v)                   Other criteria that Blockstack may designate from time to time.

(c)          Instructing users with the following script:

(i)                       First, please install the app on your device.

(ii)                    From your first impression, what do you think this app is for? What products or services does it offer?

(iii)                 What are some words you would use to describe the app’s overall design and appearance?

(iv)                Now, please take several minutes to explore the app, and try using it as you believe it is intended. (This includes creating an account, if necessary). Take your time and talk about what you like, don’t like, and don’t understand.

(v)                   What questions do you have about how this app works and/or what you can do with it?

(vi)                If you have not already, explore all the major pages of the app. Talk about what you think each page is for.

(vii)             Please describe any final thoughts you have about this app, both positive and negative.

(viii)          Other instructions that Blockstack may designate from time to time.

(d)         Aggregating and providing user review scores and final rankings by the app reviewer submission deadline set by Blockstack;

(e)          Compiling and providing user testing videos by the app reviewer submission deadline set by Blockstack;

(f)           Emailing app developers about account updates and results;

(g)          Implementing the ability to select users with custom demographics.

2.                                      Services Requirements, Guidelines and Specifications. All Services will be provided consistent with and subject to the following:

(a)         Provision of app review services consistent with the terms set forth at https://app.co/mining.

(b)         Guidelines: Reviewer agrees to:

(i)             Act and review apps in an independent (including independent of Blockstack) and transparent manner;

(ii)          Work with Blockstack regarding the process by which it provides app ranking;

(iii)       Provide raw and aggregate data points to Blockstack on mutually agreed dates;

(iv)      Prevent bad actors, undue influence, or collusion in connection with the review and ranking of apps;

(v)         Maintain the best interest of the app mining program described at https://app.co/mining.

3.                                      Consideration.

(a)                                 Blockstack will pay Reviewer the following fee in consideration for Reviewer’s provision of the Services: [$Insert monthly service fee amount] (the “Fee”). Fees will be paid within 45 days after the end of each calendar month during the Term in a form and manner to be mutually agreed by the parties.

(b)                                 Other than federal and state net income taxes imposed on Blockstack by the United States, Reviewer will bear all taxes, duties, and other governmental charges (collectively, “taxes”) resulting from this Agreement. The Fees payable to Reviewer under this Agreement do not include any taxes or other amounts assessed or imposed by any governmental authority.